CIVISTA BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

This Civista Bank Endorsement Split Dollar Life Insurance Agreement (“Agreement”) is entered into by Civista Bank (“Bank”) and Charles A. Parcher (“Insured”) on June ___, 2025, and shall be effective as of June ___, 2025 (“Effective Date”) with respect to certain policies of life insurance insuring the life of the Insured (“Policy” or “Policies”), which are described in Schedule A attached hereto, and which were or are being issued by the insurance company or companies (“Insurer” or “Insurers”) described in Schedule A. Civista Bancshares, Inc. (the “Company”) has executed this Agreement for the sole purpose of guaranteeing the Bank’s payment of premiums hereunder. Insured is the Chief Lending Officer of the Bank. The respective rights and duties of the Bank and Insured in the Policy are set forth herein and on Schedule A. This Agreement supersedes and renders null and void that certain Civista Bank Endorsement Split Dollar Life Insurance Agreement dated June 13, 2016 by and between Bank and Insured (the “2016 Agreement”). This Agreement is intended to be a non-equity, endorsement split dollar agreement, such that it is not treated as an impermissible personal loan from the Bank to the Insured under Section 402 of the Sarbanes-Oxley Act of 2002. This Agreement shall remain in effect only for so long as the Insured remains employed by the Bank.

1.
Policy Title and Ownership; Endorsement.
(a)
Policy title and ownership shall reside in the Bank for its use and for the use of the Insured, all in accordance with this Agreement. Such Policy shall be treated as “bank owned life insurance” and is held subject to the provisions and limitations set forth in the Interagency Statement on the Purchase and Risk Management of Life Insurance (OCC 2004-56). The Bank may, to the extent of its interest, exercise the right to borrow or withdraw on the Policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.
(b)
An endorsement on the form provided by the Insurer must be completed and filed with the Insurer for the Policy identified on Schedule A in order to implement the rights and obligations set forth in this Agreement. The parties agree that the Policy shall be subject to the terms and conditions of this Agreement and of the endorsement filed with the Insurer.
(c)
The Bank agrees that during the Insured’s employment by the Bank, except as otherwise provided herein, the Bank shall not sell, assign, transfer, surrender or cancel the policy, or change the beneficiary designation without the express written consent of the Insured.
2.
Beneficiary Designation Rights.

(a) The Insured shall have the right and power to designate a beneficiary or beneficiaries on the attached Beneficiary Designation From to receive the Insured’s share of the Policy proceeds payable upon the death of the Insured while the Insured is employed by the Bank, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

Said Beneficiary Designation Form shall be submitted with an executed original of this Agreement to the General Counsel of the Bank.

(b) The Insured may change any beneficiary designation at any time by delivering a new Beneficiary Designation Form to General Counsel at the Bank or the Insurer. Any change in beneficiary designation shall automatically supersede the existing beneficiary designation on file. No designation or change of beneficiary shall be effective until the beneficiary designation form is received, accepted and acknowledged in writing by the Bank/Insurer.

(c) If the Insured dies without a valid beneficiary designation, or if all of the Insured designated beneficiaries predecease the Insured, then the Insured’s surviving spouse, if any, shall be the Insured designated beneficiary. If the Insured has no surviving legal spouse, then the death benefit shall be paid to the personal representative of the Insured’s estate, on behalf of the estate.

(d) The beneficiary designation shall be deemed automatically revoked if the Insured has designated the Insured’s spouse as the primary beneficiary and the marriage to such spouse is legally dissolved after the date of the beneficiary designation.

(e) The Bank shall not terminate, alter or amend the Insured’s beneficiary designations without the written consent of the Insured.

(f) The Bank shall be the beneficiary of any proceeds remaining under the Policy after the payment required under this Agreement has been made to the Insured’s designated beneficiary(ies) and after the Insurer is no longer employed by the Bank.

3.
Premium Payment. The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the Policy in force.
4.
Taxable Benefit. Annually, the Insured will recognize a taxable benefit equal to the assumed cost of insurance required by the Internal Revenue Service (“IRS”), as determined by the Bank from time to time. The Bank will timely report to the Insured the amount of such imputed income each year on IRS Form W-2 or its equivalent. The Bank and the Insured intend that this Agreement will be subject to taxation under the “economic benefit” provisions of Treasury Regulation Section 1.61-22(d).
5.
Division and Distribution of Death Proceeds. Upon the death of the Insured while employed by the Bank, the Bank shall cooperate with the Insured’s designated beneficiary(ies) to take whatever action is necessary to collect the death benefit provided under the Policy. Subject to Sections 6 and 8 below, the division of the death proceeds of the Policy shall be as follows:

(a) the Insured’s beneficiary(ies) designated in accordance with Section 2 shall be entitled to payment from the Policy proceeds directly from the Insurer of an amount equal to the lesser of:

(i) One Million One Hundred Forty Five Thousand One Hundred Eighty Six Dollars ($1,145,186); or

(ii) The Net Death Benefit. The “Net Death Benefit” shall be the death benefit payable under the terms of the Policy reduced by the aggregate premiums paid by the Bank. Notwithstanding anything to the contrary herein, Bank shall ensure that the Net Death Benefit under the Policy is never less than One Million Five Hundred Nine Thousand Five Hundred Forty Two and 93/100 Dollars ($1,509,542.93) for as long as this Agreement is in effect. In the event that the Bank determines that the Net Death Benefit has decreased or is likely to decrease below said amount, the Bank shall increase the premium payments in order to avoid this result.

(b) the Policy proceeds in excess of the amount payable to the Insured’s beneficiary(ies) described in Section 5(a) shall be payable to the Bank.

6.
Ownership of the Cash Surrender Value of the Policy. The Bank shall at all times be entitled to one hundred percent (100%) of the Policy’s cash value, as that term is defined in the Policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank. Such cash value shall be determined as of the date of surrender or death, as the case may be.
7.
Rights of Insured or Assignees. The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policy nor any rights, options, privileges or duties created under this Agreement.
8.
Termination of Agreement.
(a)
This Agreement shall terminate upon the occurrence of any one of the following:
(i)
The Insured’s termination of employment for any reason;
(ii)
The mutual agreement of the Bank and the Insured;
(iii)
If any regulatory agency requires the Bank to sever its relationship with the Insured;
(iv)
If the Bank is subjected to banking regulatory restrictions limiting its ability to pay such compensation to the Insured;
(v)
Upon the occurrence of the bankruptcy, insolvency, receivership or dissolution of the Bank; or
(vi)
Due to adverse tax or accounting consequences that may arise due to tax law or accounting changes that may arise following the implementation of this Agreement.

In the event of termination of this Agreement under Sections 8(a)(iii) through (vi), the Insured and the Insured’s beneficiary(ies) shall not have a claim against the Bank or the Company due to such termination.

(b)
Except as noted in subsection (a) above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with Section 5.
9.
Amendment and Revocation. The Insured and the Bank agree that, during the Insured’s lifetime, this Agreement may be amended at any time or times, in whole or in part, by the mutual written consent of the Insured and the Bank.
10.
ERISA Provisions. Solely to the extent this Agreement is a “welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the following provisions shall apply.
(a)
The Bank shall be the named fiduciary for purposes of ERISA under this Agreement. Accordingly, the Bank shall have authority to control and manage the operation and administration of this Agreement, including the right to interpret any provision of this Agreement, and such interpretation shall be binding on all parties.

(b) The named fiduciary designated in Section 10(a) may allocate its responsibilities for the operation and administration of the Agreement, including the designation of persons to carry out fiduciary responsibilities under the Agreement.

(c) All premiums paid with respect to the Policy shall be remitted to the Insurer when due in accordance with the Agreement.

(d) Benefits under this Agreement shall be paid directly by the Insurer, with those benefits in turn being based on the payment of premiums, as provided in this Agreement.

(e) For purposes of handling claims with respect to this Agreement, the “Claims Reviewer” shall be the Bank, unless another person or organizational unit is designated by the Bank as Claims Reviewer.

(b)
An initial claim for benefits under this Agreement must be made by the Insured or his beneficiary in accordance with the terms of the Agreement or Policy through which the benefits are provided. Not later than 90 days after receipt of such claim, the Claims Reviewer shall provide its written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Insured or the Insured’s beneficiary with written notification of such extension before the expiration of the initial 90-day period.
(c)
In the event the Claims Reviewer denies the claim of an Insured or the Insured’s beneficiary in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the specific provision of the Agreement or Policy on which the determination is based; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable review procedure and the time limits applicable to such procedures, including a statement of the right to bring a civil action under section 502(a) of ERISA following the denial of the claim.
(d)
Should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claim, the claimant may have a full and fair review of the denied claim by the Bank upon written request therefore submitted by the claimant or the claimant’s duly authorized representative and received by the Bank within 60 days after the claimant receives written notification that the claim has been denied. In connection with such appeal, the claimant or the claimant’s duly authorized representative shall have the opportunity to submit written comment, documents, records and other information related to the claim. The Claims Reviewer shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Claims Reviewer shall act to deny or accept the appealed claim within 60 days after receipt of the claimant’s written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Claims Reviewer shall provide the claimant with written notification of such extension and the special circumstances requiring the extension and the date by which the Claims Reviewer expects to render its decision before the expiration of such initial 60-day period. The action of the Claims Reviewer shall be in the form of a written notice to the claimant and its contents shall include the specific reason(s) for the denial; references to the specific provision(s) in the Agreement or Policy on which the denial is based; a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim; and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of ERISA.
(e)
In no event may a claimant commence legal action for benefits the claimant believes are due to the claimant until the claimant has exhausted all of the remedies and procedures set forth in this Section and under ERISA. However, in no event may any such action be brought after the limitations period contained in the Policy.
11.
Miscellaneous.
(a)
Binding Agreement. The Insured and the Bank agree that this Agreement shall be binding on their heirs, successors, personal representatives and assigns.
(b)
Insurance Company Not a Party to this Agreement. The Insurer shall not be deemed a party to this Agreement, but will be provided an executed copy of this Agreement.
(c)
Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms.
(d)
Governing Law. This Agreement shall be governed by the laws of the State of Ohio, to the extent not pre-empted by federal law, without regard to conflict of law provisions.
(e)
No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Insured the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Insured from employment. It also does not require the Insured to remain employed or interfere with the Insured’s right to terminate employment at any time.
(f)
Payment of Premiums. All premium payments required by this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company guarantees the payment of such premiums by the Bank.
(g)
Notices. Any notice, consent or demand required or permitted to be given hereunder shall be in writing and shall be signed by the party giving such notice, consent or demand. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail or reputable overnight delivery service to such party’s last known address as shown on the Bank’s records. The date of the mailing shall be deemed to be the date of the notice.

IN WITNESS WHEREOF, the Bank, the Company and the Insured have executed this Agreement as of the date first set forth above but on the actual dates set forth below.

CIVISTA BANK By: Date:

CIVISTA BANCSHARES, INC. By: Date:

INSURED: Signature: Printed Name: Charles A. Parcher Date:

SCHEDULE A

TO

CIVISTA BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

Insurer	Policy Number	Issue Date

CIVISTA BANK

ENDORSEMENT SPLIT DOLLAR LIFE INSURANCE AGREEMENT

BENEFICIARY DESIGNATION

The Insured, under the terms of the Civista Bank Endorsement Split Dollar Life Insurance Agreement, hereby designates the following Beneficiary(ies) to receive any death benefits under such Agreement, following the Insured’s death:

PRIMARY BENEFICIARY:
Name: Name: Name:	% of Benefit: % of Benefit: % of Benefit:

SECONDARY BENEFICIARY (if all Primary Beneficiaries pre-decease the Insured):
Name: Name: Name:	% of Benefit: % of Benefit: % of Benefit:

This Beneficiary Designation hereby revokes any prior Beneficiary Designation which may have been in effect and this Beneficiary Designation is revocable.

Date:

Charles A. Parcher

Chief Lending Officer